EXHIBIT 99.1

American Achievement Corporation
Preliminary Estimated Operating Results

AAC Group Holding Corp. and American Achievement Corporation (collectively, the “Company”) are announcing preliminary estimated operating results of American Achievement Corporation for the fiscal year ended August 29, 2009.

The following table presents preliminary estimated information regarding American Achievement Corporation’s net sales, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other adjustments, as described below) from continuing operations for the years ended August 29, 2009 and August 30, 2008:

	American Achievement Corporation (in millions)
	Fiscal Year Ended
	August 29, 2009	August 30, 2008

Net sales	$ 288 – $ 293	$ 313.4
Operating income from continuing operations (a)	35 – 37	40.2
EBITDA from continuing operations (a)(b)(d)	60 – 63	65.1
Adjusted EBITDA from continuing operations (a)(c)(d)	72 – 75	74.2

(a)
Operating income from continuing operations, EBITDA from continuing operations and Adjusted EBITDA from continuing operations do not reflect the impact, if any, of the Company’s annual evaluation for impairment of goodwill and indefinite-lived intangible assets, which has not yet been completed as of the date of the preliminary estimated results.

(b)
EBITDA from continuing operations represents operating income from continuing operations plus depreciation and amortization.  EBITDA from continuing operations includes a $3.6 million non-cash fixed asset impairment charge incurred during the fiscal year ended August 29, 2009.

(c)
Adjusted EBITDA from continuing operations represents EBITDA from continuing operations plus the following adjustments: (i) annual management fees and expenses incurred pursuant to the management agreement entered into in connection with the March 2004 acquisition of the Company; (ii) consulting and professional fees incurred by the Company relating to streamlining its business and improving operational efficiencies and software implementation; (iii) non-cash fixed asset impairment charge of $3.6 million incurred during fiscal year 2009; (iv) professional fees incurred to amend the Company’s credit facility;  (v) severance and plant closing costs; and (vi) expenses incurred in the re-branding and marketing of certain products.

(d)
The Company considers EBITDA and Adjusted EBITDA to be key indicators of operating performance.  These and similar measures are instrumental in the determination of compliance with certain financial covenants in its senior secured credit facility, in the calculation of the aggregate fee payable under the Company’s management agreement and in the determination of a portion of compensation for certain employees. The Company also believes that EBITDA and Adjusted EBITDA are useful to investors in assessing the value of companies in general and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness.

EBITDA and Adjusted EBITDA are not defined terms under accounting principles generally accepted in the United States (GAAP) and should not be considered alternatives to operating income or net income as a measure of operating results or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have important limitations as an analytical tool and neither metric should be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA: (i) do not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) do not reflect changes in or cash requirements for the Company’s working capital needs; (iii) do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debts; and (iv) exclude income tax payments that represent a reduction in cash available to the Company. Despite these limitations, the Company believes that EBITDA and Adjusted EBITDA are useful since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations the Company relies primarily on its GAAP results and uses EBITDA and Adjusted EBITDA only supplementally.

The Company uses a 52/53 week fiscal year. Fiscal year 2009 consists of 52 weeks, whereas fiscal year 2008 consisted of 53 weeks. As a result, the current fiscal year reflects one week less of net sales, expenses and operating income as compared to the same period of the prior fiscal year.  Additionally, the decrease in sales is primarily a reflection of weak economic conditions, which had an unfavorable impact on volumes and metal-mix.  The Company utilized productivity initiatives and cost containment measures to partially offset the impact of lower sales on operating income, EBITDA from continuing operations and Adjusted EBITDA from continuing operations.

The Company made payments of $28.7 million on its Senior Credit Facility term loan during the fiscal year ended August 29, 2009.  The Company does not have any outstanding borrowings under its revolving credit facility as of August 29, 2009, and as of the date hereof.  The Company’s total indebtedness was approximately $328 million and $355.9 million, as of August 29, 2009 and August 30, 2008, respectively.  The Company’s cash balance was approximately $12 million and $9.7 million as of August 29, 2009 and August 30, 2008, respectively.

From time to time, the Company, its parent companies, subsidiaries, affiliates and significant stockholders may seek to retire or purchase its or its parent companies’ outstanding debt (including publicly issued debt) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

For further discussion on the financial condition and results of operations of the Company, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations which will be included in the Company’s Form 10-K scheduled to be filed on or before November 27, 2009.

The Company is one of the leading manufacturers and suppliers of yearbooks, class rings, graduation products and recognition products and affinity jewelry, each of which commemorates a once-in-a-lifetime experience.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Although management believes that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that these expectations will be achieved.  Final results may differ from the preliminary estimates provided in this release and the attached table.  Any unanticipated changes in the business may impact the Company’s ability to achieve the results implied by the forward-looking statements.  For a discussion of other factors that may affect the accuracy of any forward-looking statements contained herein, reference is made to the disclosure concerning forward-looking statements in the Company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q. New factors may emerge or changes may occur that impact the accuracy of any forward-looking statement made herein.  Any such forward-looking statements herein are expressly qualified by all of the foregoing.